UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the   Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2019

PEREGRINE INDUSTRIES, INC.

(Exact name of Registrant as specified in its charter)

Florida	000-1061164	65-0611007
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9171 W. Flamingo, Las Vegas, Nevada 89147

(Address of principal executive offices, including zip code)

(702) 888-1798

(Registrant's telephone number, including area code)

_________________________________________________   ___

(Former Name or former address if changed from last report.)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 31, 2019 Mr. John Hanson resigned as a director and officer of the Company. On October 31, 2019, the Board of Directors of Peregrine Industries, Inc. (the "Registrant") appointed Lilli Fan as Chief Financial Officer (CFO) and elected Mr. Jeff Rorick and Mr. Daniel Slater as directors.

Lili Fan has served as Secretary, Treasurer of Mace Corporation from Oct 2017 to present, and has served as Executive assistant/Office manager from April 2016 to Oct 2017. She is a detail-oriented professional who has been consistently praised as efficient by coworkers and management. Over the course of her 10-year career, she has developed a skill set directly relevant to the officer role, including executive support, operations management and customer service. She has consistently demonstrated communication, teamwork, and management abilities in every aspect of her role at Mace Corporation. She was International Sales Manager/Raw Materials Purchaser of Zhe Jiang Wei Hao Inkjet Technology Co.; Ltd from 2014 to 2016. She is fluent in English, Mandarin, and Cantonese. She graduated with a Bachelor of Science degree in Business Administration, from W. P. Carey School of Business of Arizona States University.

Daniel Slater has handled a variety of tasks and processes during the almost two years he has been employed at Mace Corporation. Some of those activities include: preparation of stock certificates, managing out-of-office shipments, reviewing board resolutions, and responsibility for sales and reconciliations in the Mace accounting system. Prior to his employment, he has proven himself to be a diligent student, graduating from UNLV with a Bachelor of Science in Business Administration; Accounting degree in 2015, and again from UNLV with a Master of Science in accounting degree in 2017.

Jeff Rorick is an Information Systems professional with extensive experience in Retail Operations. He has been a Chief Information Officer and member of Executive Committee since 2003. His core strength is in Applications Development with expertise in Supply Chain Management, Marketing and Store Systems. His key strengths include planning, team building, communication and decision making. He has maintained excellent relationships with members of senior management and was a key member involved in merger activities in both the grocery and drug sectors. Despite retiring at the end of 2014, he is open to consulting opportunities. He has completed two years of general education with emphasis on Accounting and Information Systems, and attended and sponsored numerous management, leadership and technical training programs.

On December 11, 2019 Mr. Dong Hai Shi was elected to the position of Chairman of the Board.

Dong Hai Shi has served as Executive V.P. of Mace Corporation from December 2015 to present. He also is the founder and chairman Hong Kong WeChat Business E-Commerce Ltd and USA WeChat Business E-Commerce, Inc. He was founder and chairman of Shang Hai Hai Tong Architectural Ltd., Shang Hai Ao Tong Property Management Inc., and Shang Hai Si Tong Construction Ltd. He was the president of his own construction company in Shang Hai from 2005 to 2009. He speaks fluent Chinese.. Mr. Shi was selected for the Board of Directors because of his general business experience, knowledge, contacts, and multiple businesses in Asia.

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Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 1, 2017, the Board of Directors of Peregrine Industries (the “Company”) approved a change in the fiscal year end from June 30, to July 31, effective beginning with fiscal year commencing on July 1, 2019. The Company expects to make the fiscal year change on a prospective basis and will not adjust operating results for previous periods. However, the change will impact the prior year comparability of each of the fiscal quarters and annual period in 2020 in future filings. The Company believes this change will provide benefits, including aligning its reporting periods to be consistent with an intended merger with an operating company.

Since the change in the Company’s year end is from the last day of the month ended June 30 and the new fiscal year end will be within one month, the new fiscal year will commence with the end of the old fiscal year, and because the change is not deemed a change in fiscal year for purposes of reporting subject to Rule 13a-10 or 15d-10; a transition report is not required to be filed on Form 10-K for the month ending July 31, 2019. The first interim report of fiscal 2020 is for the quarter ending October 31, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PEREGRINE INDUSTRIES, INC.

By:	/s/Miaohong Hanson
Title:	Chief Executive Officer

Dated: December 16, 2019

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